Exhibit 99.1

SG Blocks Names Brian Adams National Sales Director

Top Industry Veteran with Proven Track Record Joins Leading Innovator and Fabricator of Sustainable Container-Based Structures to Lead Company Sales

BROOKLYN, NY-- (Marketwired - Jul 20, 2017) - SG Blocks, Inc. (NASDAQ: SGBX), a premier designer, innovator and fabricator of container-based structures, today announced that Brian Adams has been named National Sales Director. In this role, Adams will work directly with Paul Galvin, Chairman and CEO, to develop and oversee the national and international sales strategy and its tactical implementation for SG Blocks. He will be based in Dallas, TX.

“As SG Blocks continues its rapid expansion, we are thrilled to welcome Brian, a prominent executive with over 30 years of experience, to the team,” stated Galvin. “His proven history of high level sales management across a variety of industries will be an asset as we continue to grow and disrupt the industry with our container-based, efficient method of construction.”

“I was drawn to SG Blocks because of its mission to bring a better, more environmentally friendly form of construction to the market,” stated Adams. “I look forward to working closely with Paul to ensure strategic management of the sales process.”

Prior to his current position, Adams was a Senior Vice President for AECOM, Inc. He was responsible for sales for the water design-build/EPC group, developing and administering sales budget and pursuits, sales strategies, and owner's and contractor partners in the U.S.

Previously, Adams held various sales and leadership positions at Jacobs Engineering Group, where his responsibilities included overseeing the sales in the water business line for North America. Before that he held various engineering positions as a consultant and started and grew several construction and manufacturing operations.

Adams holds a Bachelor of Science Degree in Civil Engineering from the University of Texas at Austin. He also is registered as a Professional Engineer in Texas and California.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. For more information, visit www.sgblocks.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”) Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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